                                                                     Exhibit 2.2

                                 AMENDMENT NO. 1

         THIS AMENDMENT NO. 1 dated as of May 31, 2002 ("Amendment No. 1") to the ASSET PURCHASE AGREEMENT, dated as of April 10, 2002 (the "Original Purchase Agreement"), is made and entered into by and among Agilisys International Limited (f/k/a High Process Technology, Inc.), a company incorporated under the laws of the Cayman Islands, and Systems & Computer Technology Corporation, a Delaware corporation. Capitalized terms not otherwise defined herein have the meanings set forth in the Original Purchase Agreement. Whenever reference is made hereby to the "Agreement", such term shall mean the Original Purchase Agreement, as amended by this Amendment No. 1.

                                    Recitals

         Purchaser and Seller have heretofore entered into the Original Purchase Agreement. The undersigned now wish to amend certain provisions of the Original Purchase Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Section 1.1(b)(iv) of the Agreement is amended by inserting the words ", including the Business' contract with Equiva Trading" immediately after the word "hereto". Schedule 1.1(b)(iv) is amended by adding "Equiva Trading" thereto.

         Section 2. Section 1.1(b)(vi) of the Agreement and Schedule 1.1(b)(vi) thereto are amended by deleting "Shamrock Foods Company" and "Chiquita Brands International, Inc." therefrom, including the related reserves of $20,000 and $10,351, respectively.

         Section 3. Section 1.2(b)(F) of the Agreement is amended by deleting the words "Shamrock Foods Company" and "Chiquita Brands International, Inc." therefrom.

         Section 4. A new Section 1.9 is hereby added to the Agreement:

         "1.9 Certain Schedules. Seller and Purchaser acknowledge and agree that the Schedules contemplated by each of Section 1.1(a)(ii), Section 1.1(a)(iv) and
Section 1.1(a)(v) of the Original Purchase Agreement have not been prepared and mutually agreed upon (and Schedule 5.14 has not yet been updated) as contemplated in such Sections of the Original Purchase Agreement. Accordingly, promptly following the date hereof, the parties will mutually prepare, and the parties will confer and mutually agree upon a specifically identifiable list of assets contemplated by Section 1.1(a)(ii), Section 1.1(a)(iv) and Section 1.1(a)(v) of the Original Purchase Agreement which lists of assets will be used to calculate the Net Asset Value as contemplated in Section 1.4 of this Agreement, and the parties will confer and mutually agree upon a specific list of guarantees to be included on Schedule 5.14."

         Section 5. Schedule 1.1(a)(vii) attached hereto sets forth, as of May 31, 2002, the updated list of Transferred Employees contemplated by Section 5.6(a) of the Original Purchase Agreement, to reflect hiring and termination activity between April 10, 2002 and May 31, 2002.

         Section 6. Schedule 1.1(a)(xiv) and Schedule 1.1(b)(xiv) of the Agreement are attached hereto.

         Section 7. Each of the undersigned agrees that the mutually agreed upon Estimated Net Asset Value described in the first sentence of Section 1.4(a) of the Agreement is $866,000, as reflected in the attached estimated Closing Date balance sheet. Notwithstanding any provision in the Agreement to the contrary (including, without limitation, Section 5.6(d) of the Agreement), the parties agree that (i) for all purposes of Section 1.4 of the Agreement, including without limitation, for purposes of the determination of the Estimated Net Asset Value and the Actual Net Asset Value, the Business' Closing Date obligation for accrued vacation pay is deemed to be exactly $225,000 (and will not be subject to further review by any party or its advisors), as reflected in the estimated Closing Date balance sheet described in the first sentence of this Section 6 and
(ii) neither Seller nor any of its Affiliates shall have any further liability or obligation to pay or otherwise compensate Purchaser or any of its Affiliates for any accrued vacation pay for any Transferred Employee, except as otherwise expressly set forth in this Section 6 (with respect to the accrual of $225,000 of accrued vacation pay in the Estimated Net Asset Value and the Actual Net Asset Value).

         Section 8. Subject to the other terms and conditions set forth herein and in the Transition Services Agreement, (i) Purchaser hereby waives compliance with Section 6.1(e) and Sections 6.1(i)(ii) and (iii) of the Agreement solely with respect to Seller's failure to obtain the consent of the landlords with respect to the premises located in Alpharetta, Georgia and Henley-in-Arden, U.K. and (ii) neither party shall have any further liability or obligation to the other as a result of Seller's failure to obtain the aforementioned consents (it being agreed that the parties will cooperate with each other and use commercially reasonable efforts to continue to obtain such consents following the Closing).

         Section 9. Section 8.3(c) of the Agreement is amended by inserting the words "or (iii) any claim made as a result of Purchaser's failure to obtain a registration number for its French subsidiary prior to the Closing Date" immediately before the period at the end of the first sentence thereof.

         Section 10. Except as expressly set forth herein, all terms and conditions of the Original Purchase Agreement shall remain unchanged.



                                    * * * * *

         IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.



                           AGILISYS INTERNATIONAL LIMITED
                           (f/k/a HIGH PROCESS TECHNOLOGY, INC.)

                           By:      /s/ David Dominik
                                    ---------------------------------------
                                    Name:   David Dominik
                                    Title:  Director



                           SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                           By:      /s/ Richard A. Blumenthal
                                    ---------------------------------------
                                    Name:   Richard A. Blumenthal
                                    Title:  Sr. Vice President and
                                            General Counsel